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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:
Sylvia Chansler
MindArrow Systems
949-215-8356
schansler@mindarrow.com

                   MindArrow Systems Announces Acquisition of
                             Control Commerce Inc.
Technology Provides Capability to Conduct Secure Online E-Commerce Transactions
                          from within E-Mail Messages

ALISO VIEJO, Calif., May 21, 2001 - MindArrow Systems Inc. (Nasdaq: ARRW), a provider of direct digital marketing software and services that automate and enhance sales and marketing communications, today announced it has entered into a definitive agreement to acquire privately-held Control Commerce Inc., a New York-based technology company that has developed advanced e-commerce and customer acquisition solutions.

Control Commerce has developed an e-commerce system known as "Virtual Kiosk," which allows companies to maximize on-line merchandising opportunities by affording customers the ability to view and respond to any type of marketing or promotional offer within the advertisement. The web-based solution has been designed to facilitate on-line marketing and merchandising functions such as product sales, inventory liquidations, surveys, customer acquisition, couponing, and promotions, all of which can be tracked and managed in real-time.

"The addition of Control Commerce technology should have immediate impact as we integrate Virtual Kiosk's e-commerce functionality with MindArrow's products and
services," stated Robert Webber, president and CEO of MindArrow Systems.   "The
combination of a low-friction merchandising and customer acquisition system with our rich media e-mail communication tools and back-end reporting features should provide a more complete direct digital marketing solution for our customers. In addition to enhancing our product offering and revenue opportunities, MindArrow will obtain the rights to Control Commerce's technology, key aspects of which the U.S. patent office has issued a notice of allowance, over one million dollars in additional cash, and a small team of engineers from Control Commerce's research and development operations in Southern California."

"Our technology fills a strategic need for MindArrow by providing the capability to easily conduct secure e-commerce transactions directly from within an e-mail message or other online application," said Jim Chard, CEO of Control Commerce. "Market studies indicate that customer abandonment increases 15% for each additional click required to complete an on-line transaction. Adding our real-time response capability to MindArrow's rich media messages will create an integrated solution that
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should enable MindArrow clients to seamlessly convert online viewers into new customers." Further details of the stock-based transaction were not disclosed. The acquisition is expected to close in the next several weeks.

About MindArrow Systems
MindArrow Systems Inc., with headquarters in Aliso Viejo, Calif., provides direct digital marketing software and services that help companies reduce costs, improve response rates and shorten sales cycles by automating and enhancing
their sales and marketing communications.   MindArrow's patent-pending
technologies deliver interactive multimedia including HTML, audio, video and animation combined with the in-depth information of digital documents. MindArrow's integrated communications platform allows businesses to create, manage, deliver and track complete email marketing campaigns and individual 1-to-1 sales communications using multimedia messages that are engaging, personalized, measurable, and consistently branded.

MindArrow's rapidly growing customer base includes over 100 leading companies including Oracle, Northwest Airlines, Accenture (formerly Andersen Consulting), Johnson & Johnson, Toyota, Ceridian, US Bank, Marriott and the NBA (National Basketball Association). MindArrow's solutions augment traditional customer relationship management (CRM) systems by establishing a more effective line of communication between a company and its customers - using the right media to deliver the right message at the right time.

About Control Commerce
Privately-held Control Commerce Inc., with headquarters in New York and a development center in San Diego, was founded in 1998 as a target marketing ASP that offers a frictionless merchandising solution to companies looking to run effective contextual marketing campaigns and reduce customer acquisition costs. The company's Virtual Kiosk application service allows marketers the opportunity to create numerous in-site and in-context merchandising programs whereby a viewer can respond to an offer without being re-routed to a separate web site destination. The company's patent-pending pop-up window technology allows individuals who click on a Virtual Kiosk to conduct transactions without leaving
the host site.   This self-authoring solution provides a fulfillment and order processing interface in multiple languages and over twenty-two currencies. Control Commerce investors include Hudson Venture Partners, William E. Simon and Sons, MacAndrews and Forbes, Waterview Partners, Guthy-Renker, Millennium Hanson, and ColumbusNewport.

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Certain statements contained in this press release may be deemed to be forward-
looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-
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harbor created thereby. Such forward-looking statements include the expectation that MindArrow Systems' acquisition of Control Commerce will close in MindArrow's third fiscal quarter, ending June 30, 2001. MindArrow Systems cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to the possible failure to occur of any of the conditions to closing which would be set forth in the acquisition agreement. Information on these and additional factors that could affect MindArrow Systems and its financial results is included in the company's annual report on Form 10-K for the year ended September 30, 2000 and its other periodic filings with the Securities and Exchange Commission. MindArrow Systems undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.